UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2006,

Riviera Holdings Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-21430	88-0296885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2901 Las Vegas Boulevard, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 794-9527

(Former name or former address, if changed since last report)

CURRENT REPORT

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2006, Riviera Holdings Corporation (the “Company”) announced that it entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Riv Acquisition Holdings Inc. (“Parent”), a company owned by a private investment group comprised principally of four real estate developers and investors. Upon consummation of the merger as contemplated by the Merger Agreement (the “Merger”), the Company’s shareholders will receive $17 in cash for each share of Company common stock (“Common Stock”) they hold, except for shares held by William L. Westerman, the Company’s Chief Executive Officer. Pursuant to a pre-existing agreement, Mr. Westerman will receive $15 in cash for his shares of Common Stock. Also, holders of Common Stock options under the Company’s stock option plans will receive a cash payment equal to the excess of $17 over the per-share exercise price of their options, multiplied by the number of shares subject to the options.

Pursuant to the Merger, Riv Acquisition Inc. (“Merger Sub”), which is a wholly-owned subsidiary of Parent and is also a party to the Merger Agreement, will merge into the Company, whereupon the separate existence of Merger Sub will cease and the Company will become a wholly-owned subsidiary of Parent. The Merger is subject to approval by the Company’s shareholders and various other closing conditions, including Nevada and Colorado gaming regulators and other governmental authorities.

Under the Merger Agreement, the Company has agreed to various covenants concerning its business operations prior to consummation of the Merger, which are customary for transactions of this nature. The Company also has agreed not to (1) solicit, initiate or encourage, or take other action intended to facilitate the submission of, an alternative proposal for an acquisition of the Company or (2) enter into any alternative agreement for an acquisition of the Company, unless the alternative acquisition would meet the criteria for a superior offer specified in the Merger Agreement and the Company pays Parent a “Topping Fee,” as discussed below.

If the Merger Agreement is terminated without consummation of the Merger, the Company or Parent will be entitled to certain compensation, depending on the grounds for the termination. The principal circumstances under which such payment obligations would be triggered and the amount of such payment obligations are:

(i) If the Company receives, and decides to support or accept, an unsolicited, competing acquisition proposal under circumstances specified in the Merger Agreement, then the Company must pay Parent a Topping Fee of approximately $7.9 million.

(ii) If (A) the Merger Agreement is terminated because the Company’s stockholders have not approved the Merger, (B) prior to such termination, a competing proposal for an acquisition of the Company had been announced, (C) prior to termination of the Merger Agreement, that competing acquisition proposal had not been withdrawn and (D) within 12 months after termination, the Company enters into a definitive agreement with a third party for an acquisition of the Company, then the Company must pay Parent a Topping Fee of approximately $7.9 million.

(iii) The Company will be entitled to keep Parent’s escrow deposit, which is currently set at $15 million, if the Merger is not consummated by the Merger Agreement deadline, as specified below, due to Parent’s failure to fund the Merger or obtain gaming approvals (and certain other conditions are satisfied). Parent’s escrow deposit will be increased by $3 million if the Merger consummation deadline is extended for a three-month period under circumstances described below.

(iv) If the Merger Agreement is terminated due to a breach by the Company, then the Company will be liable for a “Termination Fee” not to exceed $2 million. The Company cannot be liable for both a Termination Fee and a Topping Fee.

With respect to the Company’s 11% Senior Secured Notes (the “Notes”), Parent and Merger Sub have agreed to (1) acquire a majority of the outstanding Notes and grant the necessary consents of the holders of the Notes to allow for consummation of the Merger or (2) deposit funds necessary to redeem the Notes prior to the Merger.

The deadline for consummation of the Merger is the later of (1) April 5, 2007 and (2) eight months after the date on which the Company’s stockholders approve the Merger. However, this deadline may be extended for one three-month period if Parent and Merger Sub are still awaiting the gaming approvals required to consummate the Merger and have a reasonable expectation of obtaining those approvals by the extended deadline. If Parent and Merger Sub wish to extend the deadline for that three-month period, they are required to increase the amount of the escrow deposit by $3 million and deliver to the Company a financing commitment from a reputable financial institution for the funds needed to consummate the Merger.

Concurrently with execution of the Merger Agreement, the Company, Parent and Wilmington Trust Company entered into an Escrow Agreement governing the Merger Agreement escrow deposit described above (the “Escrow Agreement”).

The above summaries and descriptions are not complete and are qualified in their entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the Escrow Agreement is included as Exhibit A to the Merger Agreement.

The Merger Agreement contains representations and warranties which the parties made to, and solely for, the benefit of each other. Those representations and warranties are qualified by information contained in a confidential disclosure schedule that the parties exchanged in connection with signing the Merger Agreement and that modifies, qualifies and creates exceptions to the representations and warranties.

Section 3 – Securities and Trading Markets

Item 3.03. Material Modification to Rights of Security Holders.

(a) Effective April 5, 2006 and pursuant to the Merger Agreement, the Company waived, on a limited basis described below, the voting rights limitation in Article III, Section 7 of the Company’s articles of incorporation (“Section 7”) that applies to “Substantial Stockholders,” which is generally defined in Section 7 as a person or group that acquires beneficial ownership of more than 10% of the outstanding Common Stock. The Company waived Section 7 only with respect to the acquisition of Common Stock by Parent and Parent’s Affiliates (as defined below) through (i) the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Merger Transactions”) and (ii) the transactions contemplated by the Stock Purchase Agreement (“Stock Purchase Agreement”) dated

December 22, 2005, among Flag Luxury Riv LLC, Rivacq LLC, High Desert Gaming LLC, William L. Westerman and the William L. Westerman 2004 Revocable Family Trust. The Stock Purchase Agreement provides for Parent’s Affiliates to acquire Mr. Westerman’s and his trust’s shares of Common Stock at $15 per share.

“Parent’s Affiliates” means persons that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, Parent. The parties to the Stock Purchase Agreement, other than Mr. Westerman and his trust, are Parent’s Affiliates.

Without the waiver, Section 7 would have nullified substantially all of Parents’ and Parent’s Affiliates’ voting rights with respect to any shares of Common Stock they acquire in excess of 10% of the total number of outstanding shares, until such time as they consummated a cash tender offer for all outstanding shares of Common Stock at a price per share equal to the highest price they paid or agreed to pay for Common Stock within three years prior to the tender offer (or an alternative price determined by the Company to be fair and appropriate under Section 7).

Also on April 5, 2006 and pursuant to the Merger Agreement, for purposes of Nevada Revised Statutes (“NRS”) Sections 78.411 to 78.444 (referred to as the Nevada “Business Combination Law,”) the Company approved Parent’s and Parent’s Affiliates’ acquisition of Common Stock in excess of 10% of the total number of outstanding shares only through the (i) Merger Transactions and (ii) transactions contemplated by the Stock Purchase Agreement.

As reported in Item 5.03 below, the Company also amended its bylaws on April 5, 2006 pursuant to the Merger Agreement so that Nevada’s “Control Share Law” will not apply to acquisitions of Common Stock by Parent and Parent’s Affiliates pursuant to the Merger Transactions and the Stock Purchase Agreement.

Absent such actions by the Company, Parent’s and Parent’s Affiliates’ acquisition of Common Stock resulting in their ownership of (i) 10% or more of the outstanding Common Stock in the case of the Business Combination Law or (ii) 20% or more of the outstanding Common Stock in the case of the Control Share Law, could have made it more difficult for them to acquire Common Stock pursuant to the Stock Purchase Agreement and then proceed with the Merger.

In the Merger Agreement, Parent and Merger Sub have represented and warranted to the Company that as of April 5, 2006, Parent and Parent’s Affiliates beneficially owned less than 10% of the outstanding Common Stock.

(b) Not applicable.

Section 5 – Corporate Governance and Management

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Effective April 5, 2006 and pursuant to the Merger Agreement, the Company amended its bylaws by adding a new article providing that NRS Sections 78.378 to 78.3793, referred to as the Nevada “Control Share Law,” will not apply to acquisitions of Common Stock by Parent or Parent’s Affiliates under the terms of the (i) Merger Agreement and (ii) transactions contemplated by the Stock Purchase Agreement.

(b) Not applicable.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

99.1 Agreement and Plan of Merger, dated as of April 5, 2006, by and among Riv Acquisition Holdings Inc., Riv Acquisition Inc. and Riviera Holdings Corporation

99.2 Amendment of Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2006.

RIVIERA HOLDINGS CORPORATION

/s/ Tullio J. Marchionne
Name:	Tullio J. Marchionne
Title:	Secretary and General Counsel